Exhibit (a)(1)(J)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or ADSs (as defined below). The U.S. Offer (as defined below) was made solely by the U.S. Offer, dated September 11, 2008, and the related documents and any amendments or supplements thereto. The Bidders (as defined below) are not aware of any state where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Bidders become aware of any valid state statute prohibiting the acceptance of the Shares and/or ADSs pursuant to the U.S. Offer, the Bidders will not accept any tendered Shares and/or ADSs from or on behalf of, the holders of Shares and/or ADSs in that state and will promptly return them. Except as set forth above, the U.S. Offer was made to all U.S. holders of Shares and all holders of ADSs. In any jurisdiction where the securities, “blue sky” or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to have been made on behalf of the Bidders by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice in connection with the U.S. Offer to Purchase for Cash

All Outstanding Class A Shares, Class B Shares,

Class C Shares and Class D Shares held by U.S. Persons

and All Outstanding American Depositary Shares

(each American Depositary Share representing one Class D Share)

of

YPF Sociedad Anónima

at

U.S. $ 49.45 (forty-nine dollars and forty-five cents) per share for each Class A Share, Class B Share, Class C Share and Class D Share

and U.S. $ 49.45 (forty-nine dollars and forty-five cents) per each American Depositary Share by

Petersen Energía Inversora, S.A.,

Enrique Eskenazi, Sebastián Eskenazi,

Matías Eskenazi Storey and

Ezequiel Eskenazi Storey

dated September 11, 2008

This notice is issued in connection with the offer to purchase by Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, together with Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”) of (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons (as defined in the U.S. Offer to Purchase) and (2) all outstanding American Depositary Shares (each representing one Class D Share of YPF) (the “ADSs” and together with the Shares, the “Securities”), at a price of U.S. $ 49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, less any required withholding taxes and, if applicable, any Distributions (as defined in the U.S. Offer to Purchase), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated September 11, 2008, and in the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”), which was made in conjunction with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”) dated September 11, 2008, and which expired on October 20, 2008.

Pursuant to the terms of the U.S. Offer, the Bidders hereby announce that:

1.

the Bidders are waiving all remaining Conditions (as defined in the U.S. Offer) of the U.S. Offer to the acceptance and payment of the Offer Price, as of the date hereof. See “THE U.S. OFFER—Section 15. Conditions of the U.S. Offer;”

2.	1,358,087 ADSs and no Shares have been tendered into, and not withdrawn from, the U.S. Offer as of the date hereof;
3.	holders of ADSs that have tendered their ADSs into the U.S. Offer will be entitled to withdraw the tendered ADSs until 5 p.m., New York City time, on Friday, November 7, 2008; and
4.

Purchaser will pay the Offer Price three business days after the expiration of the five-business-days period for withdrawal of tendered ADSs in accordance with the terms of the U.S. Offer. See “THE U.S. OFFER—Section 2. Acceptance for Payment and Payment”.

Questions and requests for assistance regarding the U.S. Offer may be directed to the U.S. Information Agent (as defined in the U.S. Offer).

October 31, 2008